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                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-67896

PROSPECTUS SUPPLEMENT NO. 2

                                  $517,500,000

                             XO Communications Inc.
                  5.75% Convertible Subordinated Notes due 2009
                                       And
                       Class A Common Stock Issuable Upon
                       Conversion of the Convertible Notes

     This prospectus supplement supplements the prospectus dated August 30, 2001 of XO Communications Inc., (as supplemented prior to the date hereof, the "prospectus"), relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $517,500,000 aggregate principal amount at maturity of Convertible Notes and the common shares issuable upon conversion of the Convertible Notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of selling securityholders contained on page 56 of the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                                 Number of Shares
                                                                 of Class A Common
                                             Principal Amount     Stock Issuable
                                              of Convertible    upon Conversion of
                                               Beneficially       the Convertible
Name                                         Owned and Offered       Notes(1)
----                                         -----------------  -------------------
Solomon Brothers Asset Management Inc.          125,400,000          4,909,410
Deutsche Banc Alex Brown Inc.                    37,200,000          1,456,320
Morgan Stanley & Co.                             10,000,000            391,484
The Class I C Company                             2,000,000             78,297
Credit Suisse First Boston Corp.                  1,100,000             43,063
Enterprise High Yield Bond Fund                     950,000             37,191
Enterprise Accumulation Trust High Yield            750,000             29,361
Columbia/HCA                                        700,000             27,404
Golden Rule Insurance Co. - High Yield              350,000             13,702
Grange Mutual Casualty Co.                          300,000             11,745
Caywood Capital Fund, L.P.                          200,000              7,830
Goldman Sachs and Company                           200,000              7,830
City Public Service of San Antonio Texas
   Employees' Pension Trust                         150,000              5,872
Schejola Partners L.P.                              125,000              4,894
Trimtab Investments, L.P.                           100,000              3,915
Rose Hills Endowment Care Fund                      100,000              3,915
Triad Guaranty Insurance Corp.                      100,000              3,915
Triad Guaranty Inc.                                  50,000              1,957
Montebello Community Health Services, Inc.           50,000              1,957
Enterprise International Group of Funds
   High-Yield Bond Portfolio                         50,000              1,957




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Bohnett Family Charitable Remainder Trust            25,000                979
Long Island Trust                                    25,000                979
Laura McDonald                                       25,000                979

* Additional principal amount and shares only; does not include principal amount or shares already listed in the Prospectus.

(1) Calculated assuming only the conversion of all of the holder's Convertible Notes at a conversion rate of 39.1484 shares of Class A Common Stock per $1,000 principal amount at maturity of the Convertible Notes. This conversion rate is subject to adjustment, however, as described under "Description of the Convertible Notes--Conversion Rights." As a result, the number of shares of Class A Common Stock issuable upon conversion of the Convertible Notes may increase or decrease in the future. The number in this column does not include Class A Common Stock otherwise held by each such holder.


     The information contained in this prospectus supplement regarding the selling securityholders has been prepared from information given to us by those selling securityholders on or prior to the date of this prospectus supplement.

     Investing in the Convertible Notes involves risks that are described in the "Risk Factors" section beginning on page 4 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus supplement is November 14, 2001.